EXHIBIT 99.1


PRESS RELEASE


                   Trendwest Resorts Exchange Ratio Determined


                    Registration Statement Declared Effective



New York, NY and Redmond, WA, May 24, 2002--Cendant Corporation (NYSE: CD) and Trendwest Resorts, Inc. (Nasdaq: TWRI) announced today that the merger exchange ratio for the acquisition of the remaining outstanding shares of Trendwest common stock has been set at 1.3074 shares of Cendant common stock for each share of Trendwest common stock. The closing of the merger is expected to occur on or about June 3, 2002.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Trendwest Resorts, Inc., headquartered in Redmond, Washington, is a leader in the timeshare industry. Through its exclusive relationships with WorldMark, the Club, and WorldMark South Pacific Club, Trendwest provides a flexible vacation ownership system, based on use of Vacation Credits. At December 31, 2001, Trendwest had 45 sales offices, and approximately 150,000 WorldMark and WorldMark South Pacific owners enjoyed over 2,780 condominium units at 48 resort locations in the United States, British Columbia, Mexico, Fiji and Australia. For more information visit Trendwest and WorldMark at www.trendwestresorts.com, and www.worldmarktheclub.com.

Cendant Media Contact:                       Trendwest Media Contact:
Elliot Bloom                                 Ric Rosa
212-413-1832                                 1-800-691-7259

Cendant Investor Contact:                    Trendwest Investor Contacts:
Sam Levenson                                 Tim O'Neil, Chief Financial Officer
212-413-1834                                 425-498-2561

Hank Diamond                                 Rick Rinaldo
212-413-1920                                 425-498-2564